Oppenheimer Equity Income Fund, Inc.
NSAR Exhibit – Item 77I

Oppenheimer Equity Income Fund, Inc. (the "Registrant"), which offers shares classes A, B, C and N, began offering Class Y shares on February 28, 2011.  Post−Effective Amendment No. 22 to the Registrant's Registration Statement (Accession Number 0000728889-11-000343, as filed with the SEC on February 25, 2011), which describes Class Y shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.